EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES

SEARS RELATIONSHIP TO END IN JUNE 2008

Philadelphia, PA, September 28, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that Mothers Work and Sears® were unable to reach terms on a renewal of their leased department relationship. The Company currently operates the maternity apparel department in 502 Sears stores through sale of the Company’s Two Hearts® Maternity branded merchandise. The Company anticipates that its relationship with Sears will terminate on June 20, 2008, the expiration date of its current agreement with Sears.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “While we are disappointed about the end of our relationship with Sears, we feel the decision not to proceed with a renewal is in the best interest of our stockholders since we were unable to reach terms on a renewal which would be favorable for Mothers Work and our stockholders. As we have previously stated, we are focused on generating sales that also generate an adequate return on investment and help us to increase shareholder value—we are not interested in generating sales that do not help deliver shareholder value. We believe our current relationship with Sears has been a beneficial one for both parties and, most importantly, for the Sears customer. Even after our relationship with Sears ends, we remain well positioned to service the needs of that customer through our Destination Maternity® and Motherhood Maternity® stores as well as through our exclusive licensed relationship with Kohl’s® and our leased departments at Macy’s®, Babies “R” Us®, Boscov’s® and Gordmans®.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of August 31, 2007, Mothers Work operates 1,580 maternity locations, including 784 stores, predominantly under the tradenames Motherhood

Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.